As filed with the Securities and Exchange Commission on January 17, 2024

Registration No. 333-258786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Bluegreen Vacations Holding Corporation 2021 Incentive Plan

(Full title of the plan)

Charles R. Corbin

Bluegreen Vacations Holding Corporation

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

(Name and address of agent for service)

(407) 613-3100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Bluegreen Vacations Holding Corporation (the “Registrant”) is filing this Post-Effective Amendment to the Registration Statement on Form S-8 (Registration No. 333-258786) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 13, 2021 registering 2,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), under the Bluegreen Vacations Holding Corporation 2021 Incentive Plan to terminate all offerings under the Registration Statement and to withdraw and remove from registration the shares of Class A Common Stock that had been registered under the Registration Statement.

On January 17, 2024 (the “Closing Date”), the merger contemplated by that certain Agreement and Plan of Merger, dated as of November 5, 2023 (the “Merger Agreement”), by and among the Registrant, Hilton Grand Vacations Inc. (“HGV”) and Heat Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of HGV, pursuant to which Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of HGV, was consummated.

As a result of the Merger, the Registrant has terminated any and all offerings of its Class A Common Stock pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment to the Registration Statement, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all of the shares of its Class A Common Stock that were registered pursuant to the Registration Statement and remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on January 17, 2024.

Bluegreen Vacations Holding Corporation

By:	/s/ Charles R. Corbin
Name: Charles R. Corbin
Title: Executive Vice President and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.